THE McCAMMON GROUP

Maslow Media Group, Inc., et al. v. Vivos Holdings, LLC, et al.
The McCammon Group, Ltd., Case. No. 2021-001391

SUPPLEMENTAL AWARD APPOINTING REHABILITATIVE RECEIVER

UPON CONSIDERATION of the Parties' Agreement to Arbitrate and the Amended and Supplemental Arbitration Award dated May 17, 2023 ("Award"), both of which are incorporated herein by reference, the proposed Order Appointing Receiver after Decision of Arbitrator filed by the Petitioners, the filings of the Respondents, the entire record in this case, the Arbitrator ORDERS as follows:

Relevant Background to Supplemental Award

A. On or about September 7th, 2021, the parties entered an "Agreement to Arbitrate" which granted this Arbitrator jurisdiction over all of the parties' disputes then pending in Maryland, Texas and New York, including, but not limited to claims of Reliability Inc. ("Reliability"), a Texas corporation, and its subsidiary, Maslow Media Group, Inc. ("Maslow").

B. The Majority Shareholders,[1] who hold more than 86% of Reliability's shares, and the Board of Directors of Reliability, a for-profit entity, are deadlocked as a result of the debts to Reliability by the Shareholders and New Shareholders under the merger agreement (collectively, "Agreement Shareholders")[2] and this deadlock has persisted for more than two (2) years;

[1] As set forth in the Award, the Majority Shareholders are Naveen Doki, Silvija Valleru, Shirisha Janumpally, individually and as Trustee of Judos Trust, Kalyan Pathuri, individually and as Trustee of Igly Trust, and Federal Systems, LLC, their respective successors and assigns.
[2] As set forth in the Award, the Shareholders are Naveen Doki and Silvija Valleru and the New Shareholders are Shirisha Janumpally, individually and as Trustee of Judos Trust, and Kalyan Pathuri, as Trustee of Igly Trust.

C. This Arbitrator has found that actions of certain of the Majority Shareholders are illegal, oppressive and fraudulent and that Reliability's property is being wasted;

D. The Majority Shareholders and Reliability's Board of Directors are unable to break the deadlock, and Reliability is threatened with, or is suffering irreparable injury because of the deadlock;

E. Absent appointment of a rehabilitative receiver, the deadlock in the management of Reliability is likely to persist indefinitely;

F. This Arbitrator has heard Maslow and Reliability's claims against the Respondents and has entered an Award subject to being confirmed by the court;

G. A court of equity traditionally has the power to appoint a receiver under these circumstances, which necessitates the appointment of a receiver to conserve the property and business of Reliability and avoid damage to interested parties, and the appointment of a receiver is authorized by Maryland law which applies to the receivership designation in this Supplemental Order;

H. All other requirements of law are complied with; and

I. The Arbitrator has determined that all other available legal and equitable remedies, are inadequate.

Purposes and Functions

The primary function of the Rehabilitative Receiver ("Receiver") will be to collect the contract and fraud damages due to Reliability as determined in the Award, including interest, fees, and expenses as provided in the Award and the costs, expenses, and fees as set forth herein. Upon completion of that function, the receivership shall terminate, and the restrictions on the rights of the Majority Shareholders imposed by this Supplemental Award, namely the voting of the Majority

Shareholders' stock, shall be lifted. The Receiver shall not have power to take any action to alter or change (1) the Board of Directors of Reliability, (2) the corporate governance or structure of Reliability or Maslow, and (3) the authorized or issued stock of Reliability, all of which are outside of the purview of both the Award, and this Supplemental Award. However, the Receiver shall vote to: (i) appoint Board members at each annual meeting, until such time the receiver's appointment terminates, (ii) appoint or approve the auditor, (iii) approve reasonable compensation and incentive plans for employees, except officers, of Reliability, and (iv) approve any other matter that is in the ordinary course of business. The Receiver shall vote in accordance with the Board's recommendations for all actions taken by it in the ordinary course of business. Actions wanting to be taken outside the ordinary course of business by the Board will require the Receiver to vote after consultation with the Arbitrator. Ordinary course of business standard is defined as:

- Having been conducted consistently within the scope of past commercial customs and practices.
- Having not incurred any liabilities outside the day-to-day operations.
- Having engaged in activities considered normal for that specific business.
- Having adhered to the industry practices.

All matters regarding the receivership, including, but not limited to, the Receiver's selection, compensation, and powers and duties; the voting rights of the Majority Shareholders of Reliability; the operation of Reliability under the receivership; and the termination of the receivership, are set forth in this Supplemental Award. The Receiver is appointed in order to collect the Award.

During the period of the receivership, the Majority Shareholders, their successors or assigns (specifically including Naveen Doki, Silvija Valleru, Shirisha Janumpally, individually

and as Trustee of Judos Trust, Kalyan Pathuri, individually and as Trustee of Igly Trust, and Federal Systems, LLC, their respective successors and assigns), shall not be entitled to vote any shares of Reliability at any annual or special meeting of the shareholders of Reliability until this receivership has terminated, such shares being subject to a constructive trust in favor of Reliability until the Award is satisfied. When the Receiver has collected such amounts due Reliability as specified in the Award, and further provided hereunder, the receivership shall terminate, and the limitations on the voting rights of the affected shareholders shall be lifted.

In collecting the fraud damages provided in the Award, the Receiver may seek to setoff and/or recoup the stock in Reliability owned by any and all of the Agreement Shareholders against the debt of each such corresponding Agreement Shareholder and/or accepting any other assets in cash or cash equivalent that is acceptable to the Receiver for fair market value taking into consideration all applicable discounts and generally accepted accounting principles, and in a manner that will not harm Reliability and, if possible, in a manner that will benefit Reliability. In the discretion of the Receiver, the Receiver may acquire an updated valuation produced at trial by the Claimants and/or may hire her own valuation expert to determine the fair market value of the stock of the Agreement Shareholders in Reliability, taking into consideration all appropriate discounts, enhancements and generally accepted accounting principles. The Receiver need not obtain the approval of the Arbitrator or Reliability before seeking to attach, garnish or otherwise recover assets of the Agreement Shareholders to be applied to the fraud damages, or before setting off, or recouping such assets. The Receiver shall not seek to sell any of the Agreement Shareholders' stock on the open market as such action could unreasonably and unnecessarily reduce the value of the Reliability stock and harm all shareholders of Reliability.

Notwithstanding the foregoing, nothing in the Award or this Supplemental Award shall be deemed to preclude Maslow from taking all reasonable steps it deems necessary in order to collect amounts awarded to Maslow in the Award. Likewise, nothing in the Award or this Supplemental shall be deemed to preclude the Receiver, in the Receiver's sole discretion, and under the Receiver's supervision, from working with Reliability and its counsel to collect the amounts awarded to Reliability in the Award.

Qualification of Receiver

The Receiver must be an individual citizen of the United States, or an entity authorized to act as receiver and must have previously served as a receiver before any court or arbitrator.

Powers of Receiver

The Receiver shall undertake the duties of a receiver under the applicable laws of the State of Maryland and, to the extent determined in her best business judgment, to manage, protect, preserve Reliability, to setoff and/or recoup the stock of the Agreement Shareholders in Reliability that the Receiver deems advisable, and to pursue collection on any obligations owed by the Agreement Shareholders to Reliability. The powers generally include to perform acts in regard to Reliability, Maslow, the Majority Shareholders, and the Agreement Shareholders as identified in the Award, this Supplemental Award, and/or as authorized by the Arbitrator or any successor Arbitrator, if necessary, appointed by the McCammon Group. Likewise, should the Receiver who has been appointed by virtue of this Supplemental Award become unable to serve as Receiver, the Arbitrator or successor arbitrator shall promptly appoint a successor Receiver.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, the Receiver must promptly complete the Receiver's functions within one year (the "Receivership Term"). With the approval of the Arbitrator, the Receivership Term may be extended up to, but not beyond, three

(3) years after the date the Receiver is appointed. Should the Receiver be unable to complete the Receiver's functions and satisfy the purposes set forth in the Award and this Supplemental Award within the Receivership Term, that failure shall not impact, diminish, negate, or otherwise nullify the validity or effect of either the Award, or this Supplemental Award, whether or not the awards are confirmed and enrolled as judgments under state law. If the Agreement Shareholders remain indebted to Reliability after the expiration of the Receivership Term, nothing in this Supplemental Award shall serve to preclude Reliability's ability to recover the uncollected amounts awarded to Reliability under the Award, or to seek recovery of the amounts due under this Supplemental Award.

The Receiver shall act in accordance with the Award and the authorization of the Arbitrator and shall exercise all powers permitted under Maryland law including, without limitation, the following powers:

(a) For purposes of effectuating this Supplemental Award and to fulfill the duties identified herein, may take and maintain possession of all documents, books, records, papers, data and accounts relating to the accounts of Reliability, including computer files and other electronic files (in the aggregate, "Files") maintained by Reliability, subject to any requirements imposed upon public corporations;

(b) Attempt to collect any amounts identified in the Award for the benefit of Reliability;

(c) Enroll the Award and/or domesticate any ensuing judgment and take any other actions reasonably necessary to collect the unpaid amounts, interest, attorneys' fees and costs awarded in the Award in the name of Reliability that the Receiver in the Receiver's sole discretion deems appropriate and advisable to pursue;

(d) Setoff, recoup, compromise or give acquittance for amounts owed to Reliability under the Award;

(e) To issue subpoenas and take discovery in aid of execution of the Award;

(f) Do any acts which the Receiver in the Receiver's discretion deems appropriate or desirable to protect the assets and operations of Reliability and to minimize its liabilities and maximize its value;

(g) Execute and deliver, in the name of the Receiver as attorney-in-fact and agent of Reliability, such documents, instruments, applications, and certificates as are necessary or appropriate to implement and effectuate the rights and powers set forth herein;

(h) Participate (through intervention or otherwise) in lawsuits and other actions where Maslow and/or Reliability is a participant and to employ counsel for purposes of the functions set forth herein; to terminate existing counsel in such lawsuits or actions, and to otherwise act as the Receiver determines using the Receiver's business judgment and in the best interests of Reliability;

(i) Compromise any litigation to which Reliability is or becomes a party consistent with the purposes of maximizing the recovery for Reliability;

(j) Seek injunctive relief from the Arbitrator or any court of competent jurisdiction to protect the assets for this Receivership Estate;

(k) In furtherance of the purposes set forth herein, do any acts which the Receiver deems appropriate or desirable to protect the assets and operations of Reliability and use such measures, legal or equitable, the Receiver may deem appropriate or desirable to implement and effectuate the provisions hereof;

(l) Retain any other professionals or agents, including other legal counsel or accountants, as the Receiver deems necessary and/or appropriate, the compensation of which shall be paid one-half (1/2) by Reliability, and one-half (1/2) by the Agreement Shareholders. Said employment of professionals must be approved by the Arbitrator after appropriate filing by the Receiver;

(m) Take any and all actions to allow management and the Board to operate the company in the ordinary course of business of Reliability and to comply and follow best practices;

(n) At such a time as the Receiver in accordance with this Supplemental Award deems reasonably necessary and/or appropriate, cause the dissolution and/or termination of the receivership;

(o) Attend meetings of the shareholders of Reliability directly or via proxy to cause a quorum to be present and, to vote all shares of the Majority Shareholders consistent with the authority and limitations set forth above;

(p) Cause the redemption of stock of the Agreement Shareholders on the books and records of Reliability by setoff or recoupment;

(q) Seek clarification from the Arbitrator of the Receiver's powers, and seek new powers, as necessary to fulfill the receivership's purposes.

The Arbitrator further orders and directs:

(1) The administrative claimants of the receivership may be paid monthly, and their claims shall have the highest priority of all claims of creditors, subject to further direction of the Arbitrator;

(2) The Receiver is authorized and directed to liquidate any assets of the Agreement Shareholders in a commercially reasonable manner to satisfy their respective

obligations under the Award including, without limitation, garnishment, attachment proceedings and exercising rights of setoff and/or recoupment against the shares of Reliability owned by the Agreement Shareholders (including their successors and assigns);

(3) The Receiver shall file a final report prior to the closing of this Receivership;

(4) Cheryl E. Rose, Esq. shall serve as Receiver and post a bond of $100,000.00 within twenty (20) days hereof and provide proof thereof to the Circuit Court for Montgomery County, Maryland in Case Number 479883V;

(5) The Receiver shall use the Receiver's best business judgment in the performance of duties and shall have no liability to the receivership estate, Maslow, or Reliability, the Majority Shareholder, the Agreement Shareholders, or any creditor or interested party unless the Receiver has acted with gross negligence;

(6) Any claims against the Receiver must be brought in this arbitration proceeding pursuant to *Barton v. Barbour*, 104 U.S. 126 (1881);

(7) Maslow, Reliability, and the Agreement Shareholders shall cooperate and comply with the Receiver's reasonable requests for assistance in performing functions under this Supplemental Award including, without limitation, timely responding to discovery in aid of execution of judgment after the enrollment of the Award and surrendering to the Receiver any and all books and records requested by the Receiver and in the possession of any of the Agreement Shareholders or their agents, whether stored on paper or electronically, including but not limited to: bank statements for all accounts maintained by any Agreement Shareholder and any entity in which an Agreement Shareholder has a controlling financial interest or to which an Agreement Shareholder has made transfers within the past ten (10) years ("Affiliate"); tax returns of the

Agreement Shareholders and their Affiliates; correspondence, profit and loss statements, requests for extensions of time to file a tax return submitted to any taxing authority, and balance sheets created by or for the Agreement Shareholders and their Affiliates; periodic reconciliation reports prepared by accountants, certified public accountants, bookkeepers, financial counselors, financial officers, etc. for any accounts of the Agreement Shareholders and their Affiliates; copies of all transfers of property within the past ten (10) years; copies of all registers maintained by the Agreement Shareholders and their Affiliates for each account maintained or is currently maintaining, including checking, savings, draft, certificates of deposits, investment accounts, and/or money market accounts; a current list of all accounts receivable of the Agreement Shareholders and their Affiliates including the debtor's name, address, account number, amount due, and all documentation which supports the receivable; a current list of all accounts payable of the Agreement Shareholders and their Affiliates including the creditor's name, address, account number, amount due, and all documentation which supports the obligation; and any and all other records maintained in the ordinary course of business of the Agreement Shareholders and their Affiliates, whether maintained on paper or electronically stored media;

(8) A retainer of Thirty-Thousand Dollars ($30,000) shall be paid to the Receiver within thirty (30) days of the date of this Supplemental Award, payable one-half (1/2) by Reliability and one-half (1/2) by the Agreement Shareholders. The Receiver shall be entitled to compensation at the ordinary hourly rate of Five Hundred Thirty-five Dollars and 00/100 Cents per hour ($535.00/hour) along with the Receiver's out-of-pocket expenses, as evidenced by monthly invoices issued by the Receiver. The invoices shall be charged against the retainer, and when the retainer is exhausted, payable one-half (1/2) by Reliability and one-half (1/2) by the Agreement Shareholders monthly. Professionals and agents hired by the Receiver will be

compensated monthly at their hourly rate plus expenses as approved by the Arbitrator. Said amounts will be payable one-half (1/2) by Reliability and one-half (1/2) by the Agreement Shareholders. If the Agreement Shareholders fail to make their portion of any payments due hereunder monthly, Reliability shall pay the Receiver and her professionals' and agents' compensation and reimburse their out-of-pocket expenses, and those payments shall be an additional amount owed by the Agreement Shareholders, jointly and severally, and will be added to the amounts being collected by the Receiver;

(9) Upon recovery of any assets by the Receivership Estate, the Receiver shall pay any outstanding fees and costs to the Receiver and remit any funds advanced by Reliability as an administrative claim;

(10) The Receivership shall terminate after the Court or this Arbitrator's receipt of the Receiver's final report and accounting.

It is further provided that the Arbitrator in this proceeding has exclusive continuing jurisdiction over this matter and the parties, regardless of where the property is located, and over the enforcement of the Award and this Supplemental Award and any awards related thereto, and in the event the Arbitrator is no longer able or desires to serve, the McCammon Group shall appoint a successor arbitrator.

Patrick L. Woodward

October 10, 2023
Date

Patrick L. Woodward, Arbitrator

CERTIFICATE

I certify that a copy of the Award was forwarded to counsel via email this 10th day of October, 2023.

Patrick L. Woodward

October 10, 2023
Date

Patrick L. Woodward, Arbitrator